EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-270466) on Form S-3 and (No. 333-234385) on Form S-8 of HBT Financial, Inc., of our report dated March 6, 2024, relating to the consolidated financial statements of HBT Financial, Inc., appearing in this Annual Report on Form 10-K of HBT Financial, Inc., for the year ended December 31, 2023.

/s/ RSM US LLP

Chicago, Illinois
March 6, 2024